EXHIBIT (D)(2)

                               FIRST AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

      THIS FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (this "Amendment") is made as of this 31st day of March, 2007, between Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation"), and Thompson Investment Management, LLC, a Delaware limited liability company (the "Adviser").

                                   WITNESSETH

      WHEREAS, Corporation and Adviser entered into an Investment Advisory Agreement, dated January 16, 2004 (the "Agreement"), pursuant to which the Corporation retains the Adviser to render investment management services to certain of its series;

      WHEREAS, effective April 1, 2007, Adviser and all its operations will merge with TIM Holdings, Inc., a Delaware corporation and sole shareholder of Adviser (the "Merger"), with the surviving entity being named Thompson Investment Management, Inc.; and

      WHEREAS, Corporation and Adviser wish to amend the Agreement to reflect the name change of Adviser which will result from the Merger.

      NOW THEREFORE, in consideration of the premises and mutual covenants set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree as follows:

      1. Effective April 1, 2007, all references in the Agreement to "Thompson Investment Management, LLC, a Delaware limited liability company" are hereby replaced by "Thompson Investment Management, Inc., a Delaware corporation."

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      IN WITNESS WHEREOF, each of the parties hereto caused this Amendment to be executed on its behalf by its authorized officer as of the date first written above.

                                        THOMPSON PLUMB FUNDS, INC.


                                        By:
                                            ------------------------------------
                                            John W. Thompson, Chairman and
                                            Chief Executive Officer


                                        THOMPSON INVESTMENT MANAGEMENT, LLC


                                        By:
                                            ------------------------------------
                                            John W. Thompson, President